UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☑

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I Trade-Co, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ackman Demonstrates His Long-Term Commitment to Target
If Elected to Board, Pledges Not to Sell Personal Stake Worth Over
$55 Million for at Least Five Years
     NEW YORK, May 26 — Bill Ackman, a Nominee for Shareholder Choice and founder of Pershing Square Capital Management, L.P., one of the largest shareholders of Target Corporation (NYSE: TGT), today further demonstrated his long-term commitment to Target by pledging to maintain his personal investment stake in the company for the greater of five years or the duration of his tenure on Target’s board, should he be elected.
     Target’s incumbent board members have been criticized for their minimal holdings and significant sales of the company’s stock. Over the five years prior to the announcement of Pershing Square’s nomination of the Nominees for Shareholder Choice for election at Target’s upcoming Annual Meeting of Shareholders, senior management and board members have sold approximately $430 million of Target stock. As a result, the non-management directors who serve on Target’s board own less than 0.02% of the company in common stock. This compares to Pershing Square’s common stock ownership of 3.3% and option stake of 4.5%, with a combined beneficial ownership position of 7.8% of the company — making Pershing Square Target’s third largest beneficial owner.
     Mr. Ackman stated, “My personal stake in Pershing Square IV, a fund exclusively invested in Target, is now worth over $55 million. As a commitment to Target shareholders and to reflect my confidence in the long-term value of the company, if I am elected to Target’s board of directors, I pledge to keep that stake invested in Target for the greater of five years or my term on Target’s board. In addition to Pershing Square IV, I am a fiduciary for and the largest owner of other diversified Pershing Square funds which own an additional 24.8 million Target shares. I expect these other Pershing Square funds will also be long-term owners of Target subject to investment concentration limits and other factors.”
Vote Now — Vote Today
The date of Target’s Annual Meeting is this coming Thursday, May 28, 2009. In light of the short time remaining before the meeting, Target shareholders should vote on the Internet (for instructions, please go to www.TGTtownhall.com), or by telephone as soon as possible to vote FOR the Nominees for Shareholder Choice and AGAINST Target’s proposal to limit the board to 12 directors. If you have already voted on the white proxy card, you can change your vote by changing your vote on the internet or by phone.. If you have submitted both a white and GOLD proxy card, only your latest arriving proxy card, internet, or telephone vote will count, so please vote again on the internet or by phone to ensure your vote is counted accurately. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com or call D. F. King & Co., Inc., at 1 (800) 290-6427.
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About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is an SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading — buying and selling — securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.
Source:	Pershing Square Capital Management, L.P.

Contact:	Global Strategy Group Julie Wood (212) 260-8813